Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pivotal Investment Corporation II (the “Company”) on Amendment No. 2 to Form S-1, File No. 333-232019, of our report dated April 24, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pivotal Investment Corporation II as of March 31, 2019, and for the period from March 20, 2019 (inception) through March 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 8, 2019